Exhibit 10.22

AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into as of September 30, 2008, by and between Silicon Valley Bank (“Bank”) and SenoRx, Inc., a Delaware corporation (“Borrower”) whose address is 3 Morgan, Irvine, California 92618.

RECITALS

A. Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated as of February 20, 2007 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement, as herein set forth, and Bank has agreed to the same, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement. The Loan Agreement is amended as follows, effective on the date hereof:

2.1 Section 2.1.1(a). Section 2.1.1(a) is hereby amended in its entirety to read as follows:

“(a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank will make Advances to Borrower under this Agreement, provided that, after giving effect to such Advances: (i) the total of the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus (ii) an amount equal to the Letter of Credit Reserves, plus (iii) the FX Reserve, plus (iv) amounts used for Cash Management Services, plus (v) the outstanding principal balance of all Advances (and without duplication of amounts included in clause (iv) hereof, including any amounts used for Cash Management Services) shall not exceed the lesser of (X) the Maximum Dollar Amount minus the aggregate amount of Exim Loans or (Y) the Borrowing Base.”

2.2 Modification to Sections 2.1.2, 2.1.3 and 2.1.4. The clause in each of Sections 2.1.2, 2.1.3 and 2.1.4 that now reads as:

“(i) the total of the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus (ii) an amount equal to the Letter of Credit Reserves, plus (iii) the FX Reserve, plus (iv) amounts used for Cash Management Services, and plus (v) the outstanding principal balance of any Advances (and without duplication of amounts included in clause (iv) hereof, including any amounts used for Cash Management Services) shall not exceed the lesser of (X) the Maximum Dollar Amount minus the aggregate amount of Existing Equipment Advances then outstanding, or (Y) the Borrowing Base.”

IS HEREBY AMENDED IN EACH SUCH SECTION IN ITS ENTIRETY TO READ AS

FOLLOWS:

“(i) the total of the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus (ii) an amount equal to the Letter of Credit Reserves, plus (iii) the FX Reserve, plus (iv) amounts used for Cash Management Services, and plus (v) the outstanding principal balance of any Advances (and without duplication of amounts included in clause (iv) hereof, including any amounts used for Cash Management Services) shall not exceed the lesser of (X) the Maximum Dollar Amount minus the aggregate amount of Exim Loans then outstanding, or (Y) the Borrowing Base.”

2.3 Section 2.1.5. Section 2.1.5 is hereby amended in its entirety to read as follows:

“2.1.5 Overall Aggregate Sublimit. In no event shall the total amount of (i) outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and (ii) the FX Reserve, and (iii) the amount of the Revolving Line utilized for Cash Management Services, at any time exceed $1,000,000 in the aggregate (the “Overall Sublimit”).

2.4 New Section 2.1.7. A new section is hereby added to the Loan Agreement, which new section shall be denominated as “2.1.7 Term Loan” and shall be deemed placed immediately following Section 2.1.6, and which shall read as follows:

“2.1.7 Term Loan

(a) Availability. During the Draw Period, subject to the terms and conditions of this Agreement, Bank agrees to make an advance to Borrower in the amount of $2,000,000 in a single draw (the “Term Loan”) in an aggregate original principal amount not to exceed Two

Million Dollars ($2,000,000). After repayment, no portion of the Term Loan may be reborrowed.

As used herein, the term ‘Draw Period’ means the period of time beginning on the closing date of the August 2008 Amendment and ending on September 30, 2008.

(b) Interest-Only Period. From the date of the making of the Term Loan until the date that is six months thereafter (the “End Interest Period Date”), interest only shall be payable on the Term Loan outstanding from time to time.

(c) Repayment. The aggregate principal amount of all Term Loan Advances outstanding at the end of the interest-only period as aforesaid shall be repaid in forty-eight (48) consecutive equal monthly installments of principal plus interest, beginning on the first day of the month following End Interest Period Date and continuing on the first day of each of the succeeding forty-seven months, and on the last of such scheduled payment dates the entire remaining principal amount of the Term Loan, all accrued and unpaid interest thereon and all other Obligations (other than inchoate indemnity obligations) relating thereto shall be paid in full, provided, however, and notwithstanding the foregoing, the Term Loan and all Obligations relating thereto shall become fully due and payable upon the occurrence of the Revolving Line Maturity Date (as in effect from time to time) if such date shall occur prior to the maturity date as stated above in this clause (c).”

2.5 Section 2.3(a). Section 2.3(a) is hereby amended in its entirety to read as follows:

“(a) Interest Rates—Advances (Revolving Line).

(i) Subject to clause (a)(ii) below and Section 2.3(b), the principal amount of Advances outstanding from time to time shall accrue interest at a floating per annum rate equal to twenty-five (25) basis points above the Prime Rate.

(ii) At any and all times that the Liquidity Ratio is less than 2.00 to 1.00 in any month (such occurrence being the “Rate Increase Condition”) as reflected in the monthly financial statements of Borrower delivered to Bank, then, in the immediately succeeding month after the Rate Increase Condition arises and continuing until the month after the Rate Increase Condition no longer is in effect based on the monthly financial statements of Borrower delivers to Bank (at which time the interest rate reverts to that stated in (i) above), the principal amount of Advances outstanding from time to time shall accrue interest at a floating per annum rate equal to one percentage point (1.00%) above the Prime

Rate, with such rate further being subject to the application of Section 2.3(b).

(a-1) Interest Rate—Term Loan.

(i) Subject to clause (a)(ii) below and Section 2.3(b), the principal amount of the Term Loan outstanding from time to time shall accrue interest at a floating per annum rate equal to seventy-five (75) basis points above the Prime Rate.

(ii) If a Rate Increase Condition occurs as reflected in the monthly financial statements of Borrower delivered to Bank, then, in the immediately succeeding month after the Rate Increase Condition arises and continuing until the month after the Rate Increase Condition no longer is in effect based on the monthly financial statements of Borrower delivers to Bank (at which time the interest rate reverts to that stated in (i) above), the principal amount of the Term Loan outstanding from time to time shall accrue interest at a floating per annum rate equal to one and one-half percentage points (1.50%) above the Prime Rate, with such rate further being subject to the application of Section 2.3(b).

(a-2) Interest Rate—Equipment Advances. The interest rate applicable to the Existing Equipment Advances is set forth in the Equipment Advances Provisions.”

2.6 Deletion of Section 2.3(f). Section 2.3(f) regarding minimum monthly interest is hereby deleted and replaced with the following:

“(f) [Reserved]”

2.7 Modified Section 2.4(a). Section 2.4(a) is hereby amended in its entirety to read as follows:

“(a) Loan Fee. A fully earned, non-refundable aggregate loan fee in connection with the August 2008 Amendment first year loan fee of $19,750 on the closing date of the August 2008 Amendment; and a fully earned, non-refundable second year revolving loan fee of $25,000 on the first anniversary of the August 2008 Amendment;”

2.8 New Section 2.4(c-1). A new section is hereby added to the Loan Agreement, which new section shall be denominated as “2.4(c-1) Unused Revolving Line Facility Fee” and shall be deemed placed immediately following Section 2.4(c), and which shall read as follows:

“(c-1) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable monthly, in arrears, on a calendar year basis, in an amount equal to 0.375% per annum of the average unused portion of the Revolving Line credit facility including any unused portion of the credit facility relating to the Exim Agreement, as determined by Bank. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder;”

2.9 Section 2.4(d). Section 2.4(d) is hereby amended in its entirety to read as follows:

“(d) Collateral Monitoring Fee. (i) For those periods when the average monthly principal amount of Advances is equal to or less than $2,000,000, then a monthly collateral monitoring fee of $500, payable in arrears on the last day of each month (prorated for any partial month at the beginning and upon termination of this Agreement); and (ii) For those periods when the average monthly principal amount of Advances together with Exim Loans is greater than $2,000,000, then a monthly collateral monitoring fee of $2,000, payable in arrears on the last day of each month (prorated for any partial month at the beginning and upon termination of this Agreement), provided that, for purposes of this subsection (d), Advances shall not be deemed to include utilizations relating to Letters of Credit, FX Forward Contracts or Cash Management Services as long as utilizations do not result in a deemed Advance pursuant to the terms and provisions hereof; and”

2.10 Section 4A (Exim Provision)(New). A new section is hereby added to the Loan Agreement, which new section shall be denominated as “4A Exim Agreement; Cross Collateralization; Cross Default” and shall be deemed placed immediately following Section 4, and which shall read as follows:

“4A. EXIM AGREEMENT; CROSS-COLLATERALIZATION; CROSS-DEFAULT.

The following provisions of this Section 4A, and other references in this Agreement to Exim Loans and the Exim Agreement shall only be effective from and after the execution and delivery by Bank and the Borrower of a Loan and Security Agreement (Ex-Im Loan Facility) on or about the date of the August 2008 Amendment (the “Exim Agreement”), which shall be a matter of Bank’s and Borrower’s sole discretion. Both this Agreement and the Exim Agreement shall continue in full force and effect, and all rights and remedies under this Agreement and the Exim Agreement are cumulative. The term “Obligations” as used in this Agreement and in the Exim Agreement shall include without limitation the obligation to pay when due all Credit Extensions made pursuant to this Agreement (the “Non-Exim Loans”) and all interest thereon and the obligation to pay when due all Credit Extensions made pursuant to the Exim Agreement

(the “Exim Loans”) and all interest thereon. Without limiting the generality of the foregoing, all “Collateral” as defined in this Agreement and as defined in the Exim Agreement shall secure all Exim Loans and all Non-Exim Loans and all interest thereon, and all other Obligations. Any Event of Default under this Agreement shall also constitute an Event of Default under the Exim Agreement, and any Event of Default under the Exim Agreement shall also constitute an Event of Default under this Agreement. In the event Bank assigns its rights under the Exim Agreement and/or under any Note evidencing Exim Loans and/or its rights under this Agreement and/or under any Note evidencing Non-Exim Loans, to any third party, including without limitation the Export-Import Bank of the United States (“Exim Bank”), whether before or after the occurrence of any Event of Default, Bank shall have the right (but not any obligation), in its sole discretion, to allocate and apportion Collateral to the Agreement and/or Note assigned and to specify the priorities of the respective security interests in such Collateral between itself and the assignee, all without notice to or consent of the Borrower.”

2.11 Section 5.2. The first sentence of the second paragraph of Section 5.2 is hereby amended to read as follows: “The Collateral is not in the possession of any third party bailee (such as a warehouse) other than (i) Collateral held by customers of Borrower, in the ordinary course of Borrower’s business, for evaluation at customer sites, and (ii) Collateral located at contract manufacturers and distributors and similar companies as part of the manufacturing or distribution process, to the extent that the aggregate value of the Collateral described in clauses (i) and (ii) does not exceed five percent (5%) of Borrower’s revenues for the preceding fiscal year.”

2.12 Section 6.2. Section 6.2 is hereby amended in its entirety to read as follows:

“6.2 Financial Statements, Reports, Certificates.

(a) Borrower shall provide Bank with the following:

(i)	if there are Credit Extensions under the Revolving Line then outstanding together with any then proposed Credit Extensions in excess of $2,000,000, a Transaction Report weekly and at the time of each request for an Advance; and otherwise, a Transaction Report shall be delivered within 15 days after the end of each month.

(ii)	within fifteen (15) days after the end of each month,

(A)	monthly accounts receivable agings, aged by invoice date,

(B)	monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any,

(C)	monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger;

(D)	inventory reports in form and substance acceptable to Bank; and

(E)	a deferred revenue report, in form and substance acceptable to Bank.

(iii)	for each month (other than the last month of a calendar quarter), as soon as available, and in any event within thirty (30) days after the end of each such month, monthly unaudited financial statements.

(iv)	(A) for each month (other than the last month of a calendar quarter if a Form 10-Q is filed timely with the Securities Exchange Commission), within thirty (30) days after the end of such month, a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks; and

(B) for each month that is the last month of a calendar quarter (other than the last calendar quarter of each year), within 5 days after filing of Borrower’s Form 10-Q with the Securities Exchange Commission, a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks; and

(C) for the last month of the last calendar quarter of each year, within 5 days after filing of Borrower’s Form 10-K with the Securities Exchange Commission, a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

(v)	within thirty (30) days after the beginning of each fiscal year of Borrower, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for such fiscal year of Borrower, and (B) annual financial projections for such fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections; plus, as promptly as available, any interim updates of such budgets, projections, and forecasts.

(vii)	annual financial statements certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Bank, which shall be included with the Form 10-K required under Section 6.2(b) below.

(viii)	quarterly unaudited financial statements (for each quarter other than the last calendar quarter of each year), which shall be included with the Form 10-Q required under Section 6.2(b) below.

(b) At all times that Borrower is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet.

(c) Prompt written notice of (i) any material change in the composition of the intellectual property, (ii) the registration of any Copyright, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not previously disclosed to Bank, or (iii) Borrower’s knowledge of an event that materially adversely affects the value of the intellectual property.”

2.13 Section 6.3(c). Section 6.3(c) is hereby amended and restated to read as follows:

“(c) Lockbox; Collection of Accounts. Borrower shall cause all proceeds of Accounts to be deposited into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in such form as Bank may specify in its good faith business judgment, which proceeds shall be applied to the Obligations in accordance with Section 9.4 hereof, provided that when the aggregate amount of Advances and Exim Loans are less than $2,000,000, then Bank will turn over the proceeds to Borrower by depositing such sums in Borrower’s deposit account with Bank (provided that for purposes hereof, Advances shall not be deemed to include utilizations relating to Letters of Credit, FX Forward Contracts or Cash Management Services as long as any such utilizations do not result in deemed Advances pursuant to the terms and provisions hereof). Whether or not an Event of Default has occurred and is continuing, if and when Borrower receives any such payments or proceeds, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Bank, and Borrower shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof.”

2.14 Section 6.7. The third sentence of Section 6.7 is hereby amended in its entirety to read as follows: “All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy, except in case of cancellation due to Borrower’s nonpayment of premiums or fraud or material misrepresentation by Borrower in obtaining insurance pursuant to the policy or fraud or material misrepresentation by Borrower or Borrower’s representative in pursuing a claim under the policy.

2.15 Section 6.9. Section 6.9 is hereby amended in its entirety to read as follows:

“6.9 (a) Tangible Net Worth. Borrower shall maintain at all times, to be tested as of the last day of each month on a consolidated basis a Tangible Net Worth of at least $4,000,000, plus (i) 50% of all net proceeds received after August 1, 2008 in the sale and issuance of equity securities in financing transactions and 50% of all net proceeds received in the incurrence of Subordinated Debt of the Borrower, plus (ii) 50% of the Borrower’s net income in each fiscal quarter ending after August 1, 2008. Increases in the Minimum Tangible Net Worth based on consideration received for equity securities and subordinated debt of the Borrower shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter. Increases in the Minimum Tangible Net Worth based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth be decreased (with the covenant set forth in this Section 6.9(a) being referred to herein as the “Minimum Tangible Net Worth”).

(b) Liquidity Ratio. Borrower shall not cause, suffer, or permit Borrower’s Liquidity Ratio (as defined below) at any time (and to be tested as of the last day of each month on a consolidated basis) to be less than 1.00 : 1.00.

As used herein, the term “Liquidity Ratio” means, as of any date of determination, the quotient obtained from dividing (a) the sum of (i) the aggregate amount loan availability for additional Advances hereunder, plus (ii) Borrower’s unrestricted cash and unrestricted cash equivalents in each case as held at Bank, by (b) the then outstanding aggregate amount of the Term Loan.”

2.16 Section 13 (Amended Definitions). The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety as follows:

“Borrowing Base” is the sum of (A) 80% of Eligible Accounts, as determined by Bank from Borrower’s most recent Transaction Report; plus (B) 25% of the value Eligible Inventory as determined by Bank from the most recent inventory report provided to Bank pursuant hereto (and with value based on the lower of cost or wholesale fair market value); provided that Advances based on Eligible Inventory shall not exceed the lesser of $2,500,000 or 50% of the aggregate amount of Credit Extensions outstanding hereunder with respect to the Revolving Line; provided, further, that Bank may decrease the foregoing percentages and amounts in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Compliance Certificate” is that certain compliance certificate in the form attached to the September 2008 Amendment as Exhibit C thereto.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300551472 maintained with Bank.

“Maximum Dollar Amount” is Ten Million Dollars ($10,000,000).

“Revolving Line” is an Advance or Advances in an aggregate amount of up to the Maximum Dollar Amount minus the aggregate amount of Exim Loans outstanding at any time, subject to the terms and conditions hereof.

“Revolving Line Maturity Date” is the date that is two years from the date of the August 2008 Amendment.

2.17 Section 13 (New Definitions). The following new defined terms are hereby added to Section 13.1 and deemed placed therein in their appropriate alphabetical order:

“Eligible Inventory” means, at any time, the aggregate of Borrower’s Inventory that (a) consists of raw materials and finished goods, in good, new, and salable condition together with, which are not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and are not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets all applicable governmental standards; (c) as applicable, has been manufactured in compliance with the Fair Labor Standards Act; (d) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents; (e) is located at the permitted locations under the Loan Agreement; and (f) is otherwise acceptable to Bank in its good faith business judgment.

“Exim Agreement shall have the meaning set forth in Section 4A hereof.

“Exim Loans” shall have the meaning set forth in Section 4A hereof.

“September 2008 Amendment” shall mean that certain Amendment to Amended and Restated Loan and Security Agreement dated as of September 30, 2008 between Bank and Borrower.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank in connection with the execution of the Loan Agreement on or about February 20, 2007 remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) Borrower’s payment of the fees applicable hereunder and under the Exim Agreement in an aggregate amount equal to $44,750, (c) Borrower's payment of the Bank Expenses arising in connection herewith, and (d) the delivery of such other documents and agreements as Bank may require in connection herewith and in connection with the Exim Agreement. Each reference to the Agreement in the Loan Agreement shall be deemed to refer to the Loan Agreement as amended by this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		SenoRx, Inc.

By:	/s/ Robert Anderson	By:	/s/ Lloyd H. Malchow
Name:	Robert Anderson	Name:	Lloyd H. Malchow
Title:	Senior Relationship Manager	Title:	President and CEO

[Signature Page to Amendment to Amended and Restated Loan Agreement

dated as of September 30, 2008]